Exhibit 10.8
SECOND AMENDMENT
TO THE
PNM RESOURCES, INC.
NON-UNION SEVERANCE PAY PLAN
Effective January 1, 2002, Public Service Company of New Mexico (“PNM”) adopted the Public Service Company of New Mexico Benefits My Way Plan (the “BMW Plan”). Effective November 27, 2002, sponsorship of the BMW Plan was transferred from PNM to PNM Resources, Inc. (the “Company”) and the Plan was renamed the “PNM Resources, Inc. Benefits My Way Plan.” The BMW Plan consisted of a number of component programs including Program 12, Non-Union Severance Pay Program (the “Non-Union Severance Program”). Effective as of January 1, 2004, PNM Resources amended and restated the BMW Plan to divide it into a number of separate plans that replaced several of the component programs in effect on December 31, 2003. As part of the amendment and restatement, the PNM Resources, Inc. Non-Union Severance Pay Plan (the “Plan”) was created as a successor plan to the Non-Union Severance Program, effective as of January 1, 2004. The Plan was most recently amended and restated effective August 1, 2007. By this instrument, PNM Resources now desires to amend the Plan as set forth below.
1.Except as otherwise provided, this Second Amendment shall be effective as of January 1, 2012.
2.Section 3.5 (Eligibility for Officer Group Severance Benefits) is hereby amended and restated to read as follows:
3.5    Eligibility for Officer Group Severance Benefits. In order to be eligible for Officer Group Severance Benefits, a Participant must (a) be a member of the Officer Group, (b) satisfy the requirements of Section 3.2 (Benefits Due to Impaction Only) other than Section 3.2(b) (relating to receipt of a Notice of

Impaction), (c) not be ineligible to receive benefits under Section 3.7 (Certain Employees Ineligible for Benefits), and (d) sign and deliver a Release Agreement pursuant to Section 3.6 (Release Agreement) below.
3.Section 4.3 (Officer Group Severance Benefits) is hereby amended by the addition of the following new subsection (f) to the end thereof to read as follows:

(f)    Cap on Officer Group Severance Benefits. If the benefits due pursuant to this Section 4.3 exceed the benefits that would be payable under the PNM Resources, Inc. Officer Retention Plan, as amended and restated effective as of January 1, 2012 (the “2012 Officer Retention Plan”), following a “Change in Control” (as defined in the 2012 Officer Retention Plan), the benefits due under this Plan shall be reduced to an amount equal to the benefits that would be due under the 2012 Officer Retention Plan. The provisions of this Section 4.3(f) shall apply regardless of whether there has been a Change in Control and regardless of whether the Participant is eligible for benefits pursuant to the 2012 Officer Retention Plan.
4.Section 4.6 (No Duplication of Benefits) of the Plan is hereby amended and restated in its entirety to read as follows:

4.6    No Duplication of Benefits. Notwithstanding anything herein to the contrary, the right to receive any benefits under the Plan by any Participant is specifically conditioned upon the Participant either waiving or being ineligible for any and all benefits under:
(a)    the PNM Resources, Inc. Employee Retention Plan, as it may be amended or restated from time to time;
(b)    the PNM Resources, Inc. Union Severance Pay Plan, as it may be amended or restated from time to time; or
(c)    any successor or other severance, retention or change in control plan, program or agreement sponsored by the Company.
If a Participant is eligible for benefits under the PNM Resources, Inc. Officer Retention Plan, the Participant is ineligible for benefits under this Plan. A Participant may not elect to receive benefits under this Plan in lieu of benefits due pursuant to the PNM Resources, Inc. Officer Retention Plan.
This Section 4.6(d) shall not apply to any individual agreement that provides a Participant with a special payment in order to induce the Participant to remain employed by the Company unless the agreement specifically states otherwise. The Company also may override the provisions of this Section 4.6 by expressly stating in the other change in control, severance, retention or other plan or agreement that some or all of the benefits provided by the other change in control, severance, retention or other plan or agreement are intended to supplement the benefits provided by this Plan.
5.This Second Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Second Amendment.
IN WITNESS WHEREOF, PNM Resources has caused this Second Amendment to be executed as of this __27th___ day of ___March__________, 2012.

PNM RESOURCES, INC.
By: /s/ P.K. Collawn_____
Its:     President and Chief Executive Officer

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